Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "CHROMADEX CORPORATION", FILED IN THIS OFFICE ON THE ELEVENTH DAY OF APRIL, A.D. 2016, AT 9:38 O`CLOCK A.M.

A FILED COPY OF THIS CERTIFICATE HAS BEEN FORWARDED TO THE NEW CASTLE COUNTY RECORDER OF DEEDS.

Jeffrey W. Bullock, Secretary of State

SECRETARY'S OFFICE 1793 DELAWARE 1853

4564086 8100
SR# 20162199272

Authentication: 202123543
Date: 04-11-16

You may verify this certificate online at corp.delaware.gov/authver.shtml

CERTIFICATE OF AMENDMENT
to the
CERTIFICATE OF INCORPORATION
of
CHROMADEX CORPORATION

Under Section 242 of the Delaware General Corporation Law

ChromaDex Corporation, a corporation organized and existing under the laws of the State of Delaware (the "Corporation") hereby certifies as follows:

1. The Certificate of Incorporation of the Corporation is hereby amended by changing Article FOURTH, so that, as amended, said Article FOURTH shall read, at the end of such Article:

> Effective as of 12:01 a.m., local time on April 13, 2016, every three (3) shares of common stock of the Corporation then issued and outstanding shall, automatically and without any action on the part of the respective holders thereof, be combined, converted and changed into one (1) share of common stock of the Corporation (the "Reverse Stock Split"). No fractional shares shall be issued upon the Reverse Stock Split. If the Reverse Stock Split would result in the issuance of a fraction of a share of common stock, the Corporation shall, in lieu of issuing any such fractional share, round such fractional share up to the nearest whole share. No cash or other consideration shall be paid to the shareholders in connection with the Reverse Split.

IN WITNESS WHEREOF, I have signed this Certificate this 11 day of April, 2016.

Tom Varvaro
Chief Financial Officer

State of Delaware
Secretary of State
Division of Corporations
Delivered 09:38 AM 04/11/2016
FILED 09:38 AM 04/11/2016
SR 20162199272 - File Number 4564086